Investor Presentation
April 2007

Saxon

IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE

      This material has been prepared for information purposes to support the promotion or marketing of the transaction or matters addressed herein.  This is not a research report and was not prepared by the
Morgan Stanley research department.  It was prepared by Morgan Stanley sales, trading, banking or other non-research personnel.  This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. Past performance is not necessarily a guide to future performance. Please see additional important information and qualifications at the end of this material.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

      The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting
EDGAR on the SEC web site at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Important Notice
Information presented is for the period 12/1/2006 to 2/28/2007 unless otherwise stated

FORWARD LOOKING STATEMENTS

We have included in this document, and from time to time may make in other public statements, certain statements that may constitute forward-looking statements. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control.

The nature of our business makes predicting future trends difficult. The risks and uncertainties involved in our business could affect the matters referred to in such statements and it is possible that our actual results may differ from the anticipated results indicated in these forward-looking statements. Important factors that could cause actual results to differ from those in the forward-looking statements include (without limitation):

decreases in residential real estate values, which could reduce both the credit quality of our mortgage loan portfolio and the ability of borrowers to use their home equity to obtain cash through mortgage loan refinancing, which would adversely impact our ability to produce new mortgage loans;

changes in overall regional or local economic conditions or changes in interest rates, particularly those conditions that affect demand for new housing, housing resales or the value of houses;

our ability to successfully implement our growth strategy throughout the various cycles experienced by our industry;

greater than expected declines in consumer demand for residential mortgage loans, particularly sub-prime, non-conforming loans;

our ability to sustain loan production growth at historical levels;

continued availability of financing facilities and access to the securitization markets or other funding sources;

deterioration in the credit quality of our loan portfolio and the loan portfolios of others serviced by us;

challenges in successfully expanding our servicing platform and technological capabilities;

increased competitive conditions or changes in the legal and regulatory environment in our industry; and

other risks and uncertainties detailed in this document and in other filings with the Securities and Exchange Commission.

Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update publicly or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made, whether as a result of new information, future events or otherwise except as required by applicable law.  You should, however, consult further disclosures we may make in future filings with the Securities and Exchange Commission.

Important Notice
Information presented is for the period 12/1/2006 to 2/28/2007 unless otherwise stated

Table of Contents

Initiatives and Program Changes

Section 5

Servicing

Section 6

Production

Section 4

Growth Strategy

Section 3

Organizational Structure

Section 2

Morgan Stanley’s Acquisition of Saxon

Section 1

Morgan Stanley’s Acquisition of Saxon

Section 1

Synergies Overview

Strong
Credit
Culture

Sophisticated
Trading/Risk
Transfer
Capabilities

Risk

Management

Structuring
Expertise

Origination
Capabilities

Servicing
Capabilities

Key Success Factors

Morgan Stanley’s Strengths

Saxon’s Strengths

Saxon compliments
Morgan Stanley’s
overall mortgage
business

Morgan Stanley’s Acquisition of Saxon

Organizational Structure

Section 2

Organizational Structure

Saxon Senior Management

Saxon

Kevin Rodman (MS)

Managing Director

Co-head, US Residential Mortgage Business

20+ years exp

Chief Admin Officer

Kevin Norris

(MS)

20+ years exp

Capital Markets

Ernie Bretana, EVP

(SMI)

10+ years exp

Servicing

David Dill, President

(SMSI)

20+ years exp

Production

Wes Iseley, President

(SMI)

25+ years exp

Michael Dubeck (MS)

Managing Director

Co-head, US Residential Mortgage Business

20+ years exp

Growth Strategy

Section 3

The Next Five Years

Production objectives over the next five years:

Grow origination volumes

Offer a broader selection of residential mortgage product offerings

Reduce origination costs

Add scale in lower CTP (Cost to Produce) channels, increase loan sizes, etc.

Servicing objectives over the next five years:

Improve servicer ratings

Expand servicing platform

Build Special Servicing platform

Expand servicing product capabilities (for example: HELOCs and Option
Arms)

Invest in technology to improve efficiencies

Key benefits of vertical
integration include:

Strong origination base

Scaleable servicing
platform

Growth Strategy

Production

Section 4

Saxon

•

•

•

•

Foothill Ranch,CA
Ft. Worth, TX
Glen Allen, VA

Morgan Stanley

12

Current Business Profile (as of February 28, 2007)

Saxon employs over 392
production staff, including
approximately 176 Account
Executives and
approximately 216
operations and
management staff

Originate loans in 50 states
plus Washington, DC

Top 5 states of loan
production for the period
Dec 1, 2006-Feb 28, 2007:
CA, MD, FL, NY, VA

Regional Loan production
office in CA, TX, VA &
FL (as of April 2, 2007)

Production

Tampa,
Florida (as of
April 2, 2007)

Production Volume by Channel

Production

100.00%

100%

100%

100%

100%

100%

100%

16.5%

8.2%

0.0%

0.0%

0.0%

0.0%

0.0%

Conduit

0.00%

0.5%

5.6%

5.2%

7.2%

10.2%

24.2%

Correspondent -
Bulk

22.30%

23.0%

28.0%

24.3%

24.6%

16.6%

15.2%

Correspondent -
Flow

16.40%

19.8%

21.3%

27.6%

26.8%

28.1%

19.2%

Retail

44.80%

48.6%

45.1%

42.9%

41.3%

45.1%

41.4%

Wholesale

$0.94

$3.35

$3.35

$3.49

$2.84

$2.30

$2.33

Volume ($B)

1st Qtr 2007*

2006

2005

2004

2003

2002

2001

*First Quarter 12/1/2006-2/28/2007

Saxon

12 MBS
8%
Stated
Doc
39%
Full Doc
50%
Limited
Doc
3%

Morgan Stanley

14

Production Profile (for the period Dec 1, 2006-Feb 28, 2007)

Production

Documentation Type *

Credit Score Distribution

WA Credit Score

LTV/CLTV

Saxon

IO ARM
16%
2 Year
Hybrid
13%
40/30 &
50/30 Arm
32%
3-5 Yr
Hybrid
8%
Fixed
31%

Investment
Primary Residence
Second Home
0.30%
5.30%
94.40%

Purchase
Refinance Cash Out
Refinance No Cash
6.30%
20.80%
72.90%

Morgan Stanley

15

Production Profile Contd. (for the period Dec 1, 2006-Feb 28, 2007)

Production

Product

Top 5 States Funded Volume YTD

Purpose

53.51%

503,880,652

5.68%

53,530,544

VA

6.30%

59,341,216

NY

10.31%

97,084,231

FL

10.86%

102,244,322

MD

20.36%

191,680,339

CA

Percent

Loan Amount - Original

State

Occupancy

Initiatives and Program Changes

Section 5

Initiatives – Quality Enhancements

Completed Initiatives

Sales - implemented a new, performance based compensation plan

Pricing - tiered adjustments and layered risk adjustments

Underwriting – guideline changes including greater restrictions on first-time homebuyers

Collateral evaluation procedures incorporating History Pro risk analysis and AVM

Offsite Management Workshop focused on production center organizational structure and work flows

Verbal verification of employment procedures

Future Initiatives

Underwriting

Underwriter training, certification program and annual assessments

Fraud training (borrower and property)

Purchase transaction fraud review and stated income reasonableness test

Property Valuation

Implementation of MARS

In-house appraisal review group with licensed appraisers

Fraud  & Quality Control

Update risk analysis review

Broker Channel Management – enhancing new business partner screening and relationship monitoring

Additional pre-funding QC requirements (risk based) and revamping of post funding QC selections and reporting

Mavent system to automate regulatory risk management

ClosingProtectionLetter.com to verify status of title agent and wire information

Production

Highlights of Guideline Changes (effective April 11, 2007)

Guideline Changes and Loan Programs

Maximum LTV

First Time Home Buyers

Reserves/Other

Minimum Product Score

85

100

Stated

90

100

Limited

90

100

12 mo. Bank  statement

95

100

Full/24 mo. Bank statement

NEW

OLD

550

500

General Minimum

575

500

50/30

Not
Offered

600

80/20

550

500

40/30

600

560

I/O Stated

580

560

I/O Full

NEW

OLD

4 (purch) /
3 (refi)

2

Min. Credit -#
Open Accts

2 months

N/A

Stated/Limited

Bal>$500k

2 months
>90 LTV

2 months
>95 LTV

Stated/Limited

W-2

2 months
>= 95 LTV

N/A

Full/12 months

NEW

OLD

If Stated
& >80
LTV, 2
months

If Stated&
> 95 LTV
2 months

Reserves

36
months

1 day to 24
months

Bk Discharge

Not
offered

100

Maximum LTV – Stated

95@

600+

100

Maximum LTV – Full

575

500

Minimum Score

NEW

OLD

Primary Product Overview (effective April 11, 2007)

Max 50%

Max 55% if LTV<=80, else 50%

DTI

3 months PITI if >500K,
else 2 months PITI;
sourced & seasoned 60
Days

Full/12 month: 2 months PITI if
LTV >=95; Limited/stated W2: 2
months PITI if LTV >90; sourced &
seasoned 60 days

Cash Reserves

24 months from discharge

6 months if score >=600; else varies
by LTV from discharged >2 years to
simply discharged

Bankruptcy
History – 11/13

24 months from discharge

6 months if score>=600; else varies
by LTV from discharged > 2 years
to simply discharged

Bankruptcy
History – Ch7

3 years

2 years if score >=600 and CLTV
<=90; else 3 years

Foreclosure
History

0x30

Max delinquency 1x90 in the last 12
months

Mortgage History

Middle of three

Middle of three

Credit Score –
Selection

620

550

Min Credit Score

ScorePlus2

Score Plus (Full Doc & 12 mo
Bank statements)

Guideline Changes and Loan Programs

Saxon

% of Program's Funded Volume
Score Plus 2
Score Plus

Morgan Stanley

20

FICO Distribution by Program
(for the period Dec 1, 2006-Feb 28, 2007)

667

611

WA
Score

0.00%

0.02%

801 -
850

0.89%

0.81%

751 -
800

10.26%

3.65%

701 -
750

60.16%

16.73%

651 -
700

28.69%

38.52%

601 -
650

0.00%

30.61%

551 -
600

0.00%

9.54%

501 -
550

0.00%

0.11%

451 -
550

Score
Plus 2

Score
Plus

Guideline Changes and Loan Programs

Servicing

Section 6

Ratings (as of March 31, 2007)

RSS2+

Residential Mortgage Special Servicer

RPS2+

Residential Mortgage Sub-prime Servicer

Fitch

Average

Residential Mortgage Special Servicer

Above Average

Residential Mortgage Sub-prime Servicer

S&P

SQ2

Special Servicer of Sub-prime Loans

SQ2+

Primary Servicer of Sub-prime Loans

Moody's

Rating

                Category

Agency

Current Servicer Ratings

Key initiative is to
improve ratings from
each rating agency

Servicing

Servicing Portfolio Summary (as of March 31, 2007)

Servicing Portfolio Balance

Total Delinquency Trend

60 Day Delinquency Trend

30 Day Delinquency Trend

Servicing

Geographic Servicing Concentration (as of Dec 31, 2006)

Top 5 states equal approximately 50% of servicing portfolio

Top Five States

(Approx % of Total Portfolio)

1.    California          26.35%

2.    Florida               10.19%

3.    New York              4.62%

4.    Texas                     4.53%

5.  Maryland              4.01%

Servicing

Servicing Department Overview (as of Dec 31, 2006)

Customer Service/Early Collections

Loans per FTE: 1,011

Teams of 8-10 representatives, all reps handle inbound and outbound service and collection calls (answer rate: 97.58%)

Welcome calls

ARM change/escrow change notification:

Letters: sent both 45 days prior to change and within the monthly bill which arrives approximately 15 days prior to impacted due date

Calls: initiated 1 month prior to payment change date and within first few days of the month of the payment change

Call center resolution desk – to handle customer escalation issues

Call center operations – statistical analysis (coverage, contacts, success) and dialer setup/strategy

Predictive Modeling – calling campaigns using FHLMC EIS on entire 0-59 portfolio

High risk (2nd day of delinquency); low risk (17th day of delinquency)

Special collections unit for large balance, EPD or no contact loans

Early mitigation/repayment plans – 4 months or less/max 2 in 12 months

Cure Ratios

(for the period Oct 1, 2006-
Dec 31, 2006)

1-29 days:    94.06%

30-59 days:  73.52%

Servicing

Servicing Department Overview Continued
(as of Dec 31, 2006)

Loss Mitigation

Cure delinquencies in the 60+ category through collection and workout options

Target staffing:  135 loans/FTE,  Actual staffing:  153 loans/FTE

60 day team: high contact collections with goal of full reinstatement with use of pre-
foreclosure/short-term prepayment and plans and identifying candidates for alternative workouts

Collection/Workout Teams (7): focus on alternatives to foreclosures (Collection,
Forbearance/repayment plans, modifications, short sales and assumptions, deeds-in-
lieu)

Loan Recovery Specialist: orphan 2nd lien monitoring, collections and charge-offs

Workout team Administration: workout team oversight, resolution approval &
execution/completion

Loan Review Team: supports DRP, BPO orders, property preservation, and insurance claims

90+ day east/west team: primarily a post-foreclosure resolution team, manual calling, letters skip tracing

Predictive Modeling with FHLMC/EIS – focus on higher risk delinquencies delay foreclosure on lower risk borrowers

EIS below 200 refer at 76 days past due, EIS above 200 refer at 90 days past due

Titanium Solutions – 3 rd party face-to-face contact solution for no contact loans, submission of financial packages (approximately 42% success rate)

Servicing

Saxon

-
-
  -
  -
  -
-
-
-
-

Morgan Stanley

27

Servicing Department Overview Continued
(as of Dec 31, 2006)

REO

Assets are managed from Foreclosure Sale or Deed-in-Lieu through each step of the disposition process:  Redemption periods, evictions, available for sale, listed, under contract, liquidation

Disposal of REO assets outsourced to three national REO asset management companies:

First American REO

Fidelity National Asset Management

NRT Inc., a division of Coldwell Banker

Assignments based on an even distribution of loan count, UPB and geography

Delegated authority matrix for establishing value, list price, reductions to price and contract acceptance

Expenses carried by outsourcer until liquidation

Performance tracking via outsourcer report cards and annual audits

REO Performance (for
the period Jan 1, 2006-
Dec 31, 2006)

Turn Rate       19%

SP to FMV      96%

Days on Mkt    116

Servicing

Saxon

Informal RP Plans
45%
Reinstate
39%
Formal Repay Plans
2%
Short Sale
1%
PIF
12%
1%

Morgan Stanley

23

Method of Cure Overview (as of Dec 31, 2006)

Servicing

10.77

13.47

12.14

150+ Days

Cure Rates based on UPB

120-149 Days

90-119 Days

60-89 Days

Cure Rates

19.93

25.19

26.44

30.61

39.19

44.04

49.24

54.33

58.38

2006

2005

2004

Assess customers ability and willingness to pay:

Financial packages obtained

Review of credit score, Freddie Mac Early Indicator Score (EIS) score and reason for default

A BPO is obtained and an estimate of total recovery is determined based on historical foreclosure and REO timelines & expenses.

Using Saxon’s Default Resolution Plan (DRP) System, a loss mitigation decision is made to deliver the best economical outcome for the customer and investor.

If a repayment plan is used, Saxon requires that the customer be committed.

Commitment is measured by ability to contribute 30-50% of the outstanding delinquency upfront.

A customer’s EIS score is one of the determining factors as to the amount of down payment required coupled with customer’s recent payment history/broken plans.

Method of Cure Plan Summary

Servicing

Informal Repayment Plans

Modification

Stipulated to Modification Plan

Formal Repayment Plans

Pre-Foreclosure Referral

Verbal Agreement

General Term of Repayment:   4-7
months

Requires larger down payment (30-50%
of delinquency)

Contractually delinquent until customer
catches up on payments

Post-Foreclosure Referral

Legal Agreement

General Term of Repayment:  7-18
months or any customer having two
broken plans in the last 12 months

Contractually delinquent until borrower
catches up on payments

A modification test case which may be
used prior to an actual modification of
the borrowers loan terms

Enables Saxon to determine the
customer’s willingness to continue
payments if loan is modified

Implemented on a short term basis (3
months)

Allows cash flow without a worsening
delinquency status

A permanent change to original loan
terms – delinquency is cured upon
execution.

Do not extend maturity except where
allowed by PSA

Increases to principal balance cannot
exceed original debt

Rate reductions - generally step back up
by 25 bps every 6 months (or under
present ARM change schedule) until
reach original rate.

Reported on remittance tape

Deal Information Source

Reg AB static pool data can be found at
www.saxonmortgage.com/staticpool.

Underwriting guidelines, matrices and product profiles can
be found at www.esaxon.com/wholesale/index.jsp (under
Matrices).

Securitization program (SAST) information can be found at
www.saxonmortgage.com (click on the Securitization link).
Information available includes:

Pricing information and the prospectus for our
transactions

Remittance statements and transaction profile reports

Monthly CPR analysis and actual vs. pricing CPR

Quarterly loss reports and loss severity report

Prepayment penalty collection and roll rate
information

Corporate presentations

Servicing